MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this "**Agreement**") is entered into as of August [/], 2022 (the "**Effective Date**"), by and between Prime Harvest, Inc., a corporation incorporated pursuant to the laws of the State of Delaware ("**Buyer**"), and Renny Bowden, ("**Seller**"). Capitalized terms have the meanings ascribed to them in Schedule A if not otherwise defined herein.

WHEREAS, Seller owns fifty percent (50%) of all of the issued and outstanding membership interest (the "**Membership Interest**") of Olive Tree Wellness Center LLC, doing business as "JAXX Cannabis," a California limited liability company (the "**Company**");

WHEREAS, Buyer owns fifty percent (50%) of all the issued and outstanding Membership Interest in the Company;

WHEREAS, Buyer and Seller desire for Seller to sell and transfer all of Seller's Membership Interest and any and all accompanying licenses, other rights, title and interests in the Company, including the California Bureau of Cannabis Control License No. C10-0000384-LIC (the "**License**"), County of San Diego Cannabis Facility Operations Permit (the "**Permit**") and any interest in Olive Tree Patients Association (the "**Association**") (the Permit and Association collectively the "**Property**") to Buyer as contemplated in this Agreement;

NOW THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, Buyer and Seller hereby agree as follows:

1. Purchase and Sale of Membership Interest; Conveyance of Property. Effective as of the Closing, subject to the terms and conditions of this Agreement, at the Closing, Seller will sell, assign and transfer unto Buyer all of his Membership Interest at a purchase price of $1,300,000 for all of Seller's Membership Interest (the "**Purchase Price**"). The Purchase Price shall be payable as follows:

1. Buyer shall make a deposit of $100,000 to the Escrow Agent within 7 business days of Effective Date (the "**Initial Payment**"). The Initial Payment shall be non-refundable upon Seller naming Buyer to San Diego County License as Co Owner and the expiration of the Due Diligence Period (defined below). The Initial Payment shall be applied toward the Purchase Price;

2. $1,200,000 (the "**Purchase Balance**") shall be payable to the Escrow Agent within ninety (90) days of the Effective Date (the "**Escrow Period**").

3. Within fourteen (14)[1] Business Days of the Purchase Balance being deposited to the Escrow Agent, the parties shall prepare and deliver all forms and other documentation required to notify the Bureau of Cannabis Control ("BCC") of this transaction and remove Seller's name as an "owner" on the License and convey the Permit and name the Buyer as the party to whom such Permit is issued.

The Purchase Price reflects the agreed value of the net assets, goodwill and intangibles of the Company.

2. Closing; Conditions to Closing and Additional Agreements.

2.1 Closing. The purchase and sale of the Membership Interest and the conveyance of Property contemplated hereby shall take place at a closing (the "**Closing**") as promptly as practicable after satisfaction or waiver of the conditions set forth in Section 2.2 and 2.3 (the day on which the Closing takes place being the "**Closing Date**"), but in no event more than three (3) days after the expiration of the Escrow Period. Notwithstanding the foregoing, the Closing Date may be extended at Buyer's discretion after written notice to Seller for up to three (3) additional thirty (30) day periods at the additional cost of $10,000 per thirty (30) day period, to be deposited with the Escrow Agent on the first day of each extension. Beyond this one hundred and eighty (180) day period, the Closing Date may be extended at Buyer's discretion after written notice to Seller for up to three (3) additional thirty (30) day periods at the additional cost of $20,000 per thirty (30) day period; $10,000 to be deposited with the Escrow Agent on the first day of each extension and an additional $10,000 to be added to the Purchase Balance at the close of escrow.

2.2 Conditions to Obligation of Buyer.

(a) The representations and warranties made by Seller in this Agreement shall be true and complete in all material respects when made and on and as of the date of Closing as though such representations and warranties were made on and as of Closing.

(b) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

[1] To be discussed.

(c) Seller shall have received all consents, authorizations, orders and approvals from any Governmental Entity referred to in Section 3.2 and Buyer shall have received all consents, authorizations, orders and approvals from any Governmental Entity referred to in Section 4.2, in each case, in form and substance reasonably satisfactory to Buyer and Seller, and no such consent, authorization, order and approval shall have been revoked.

(d) Seller shall convey the Permit to Buyer and name the Buyer as the party to whom such Permit is issued.

(e) Within ten (10) Business Days after the Effective Date, the Seller shall make available to the Buyer all due diligence materials requested by the Buyer that is in Seller's sole possession.[2] Upon receipt of all requested due diligence materials, the Buyer shall have twenty (20) days to review and approve all aspects of the due diligence materials (the total thirty-day period referred to as the "Due Diligence Period"). Review and acceptance of the due diligence materials is subject to the approval of the Buyer in its sole and absolute discretion.

(f) Seller shall deliver to Buyer a duly executed assignment of the Membership Interest in the form attached hereto as Exhibit A;

(g) From the Effective Date to the Closing Date, there shall not have been any Material Adverse Effect on the Company.

(h) Seller shall withdraw as a Member of Anomar Management, LLC or Anomar Management, LLC shall be terminated;

(i) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

2.3 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller's' waiver, at or prior to the Closing, of each of the following conditions:

[2] Again, the Buyer is a member and manager of the Company. He as access to all the information.

(a) The representations and warranties of Buyer contained in this Agreement. shall be true and complete in all material respects.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) Buyer shall have delivered to the Escrow Agent the Purchase Price.

(d) Buyer or Related Party shall terminate the management agreement with Anomar Management, LLC and Company and release Seller from Anomar Management, LLC.

(e) Buyer shall have delivered to Seller such other documents or instruments as Seller reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

3.1. Authority of Seller; Enforceability. Seller has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement and the documents to be delivered hereunder have been duly executed and delivered by Seller, and (assuming due authorization, execution, and delivery by Buyer) this Agreement and the documents to be delivered hereunder constitute legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms.

3.2. No Conflicts; No Consents. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, result in the creation or imposition of any Lien under any provision of, or give the right to or result in the amendment, modification, termination, cancellation, acceleration or consent with respect to (a) the Organizational Documents of Seller if it is not a natural person, (b) any Contract to which Seller is a party or by which Seller or any

of his/her/its assets may be bound, or (c) any Legal Requirement applicable to Seller. No consent, approval, authorization, permit, order, filing, registration or qualification of or with any Governmental Entity or other third party is required to be obtained by Seller in connection with the execution and delivery of this Agreement or consummation of the transactions contemplated herein, including the conveyance of the Permit and transfer of the License.

3.3. Title to Membership Interest. Seller is the sole direct and beneficial owner of the Membership Interest free and clear of any and all Liens, and Buyer will receive good and marketable title to all such Membership Interest as a consequence of the transactions contemplated hereby free and clear of any and all Liens.

3.4. Entire Interest. Seller has no other interest in the Company other than his Membership Interest and the Property.

3.5. No Brokers. Seller has not employed or retained, or has any liability to, any intermediary, broker, investment banker, agent or finder on account of this Agreement or the transactions contemplated hereby.

3.6. Compliance. The Parties acknowledge that the Company and Prime Harvest, Inc. are in the business of producing and distributing retail marijuana products pursuant to valid state and local licenses. However, such activity remains in contravention of Federal Cannabis Laws. Notwithstanding the foregoing, no operation or activity of the Company violates any applicable federal (excluding the Federal Cannabis Laws), state, or local statute, law, ordinance or regulation. All business activities of the Company at its present locations as set forth above are permitted by and are in compliance with all current applicable zoning, health, fire, environmental, licensing and other similar or related laws and regulations. The Company has not violated any federal, state, or local environmental statutes, regulations, laws or ordinances, other than the Federal Cannabis Laws, at any time in the operation of the business of the Company. Seller is not aware of any potential or actual investigations or enforcement actions by the Bureau of Cannabis Control or any other local licensing authority affecting the business of the Company as presently conducted and as contemplated to be conducted.

3.7. No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, Seller has not made any other express or implied representation or warranty, either written or oral.

4. **Representations and Warranties of Buyer.** Buyer hereby represents and warrants to Seller as follows:

4.1. **Organization and Authority of Buyer; Binding Obligation.** Buyer (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) has the requisite power and authority to enter into and perform its obligations under this Agreement; (c) has taken all action necessary to authorize its entry into and performance of its obligations under this Agreement; and (d) has caused this Agreement to be executed and delivered on its behalf by its duly authorized officer, manager or other representative whose signature is set forth on its behalf on the signature page of this Agreement. This Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

4.2. **No Conflicts; No Consents.** The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, will not conflict with or result in any violation of or default under (or any event that, with notice or lapse of time or both, would constitute a default under), require any consent under, result in the acceleration or required prepayment of any indebtedness pursuant to the terms of, result in the creation or imposition of any Lien under any provision of, or give the right to or result in the amendment, modification, termination, cancellation, acceleration or consent with respect to (i) the Organizational Documents of Buyer, (ii) any Contract to which Buyer is a party or by which Buyer or any of its assets may be bound, or (iii) any Legal Requirement applicable to Buyer. Except as set forth on Schedule 4.2 hereto, no consent, approval, authorization, order, filing, registration or qualification of or with any Governmental Entity or third party is required to be obtained by Buyer in connection with the execution and delivery by Buyer of this Agreement or consummation of the transactions contemplated herein.

4.3. **Investigation.** Buyer or its affiliates is a Related Party to the Company and the Manager of the Company. Buyer has conducted its own independent investigation, review and analysis of the Company, and is familiar with the operations, condition (financial or otherwise) and assets of the Company. Buyer acknowledges and agrees that in making its decision to enter this Agreement and to consummate the transactions contemplated, Buyer has relied solely upon its own investigation and the limited representations and warranties of Seller set forth in this Agreement.

4.4. **Sufficiency of Funds.** Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

4.5. **No Brokers**. Buyer has not employed or retained, or has any liability to, any intermediary, broker, investment banker, agent or finder on account of this Agreement or the transactions contemplated hereby.

4.6. **No Other Representations or Warranties**. Except for the representations and warranties contained in this Article 5, Buyer has not made any other express or implied representation or warranty, either written or oral.

5. **Additional Covenants**.

5.1. **Further Cooperation**. Both parties from time to time at the reasonable request of the other and without further consideration, shall execute and deliver further instruments of transfer and assignment (in addition to those explicitly required by other provisions of this Agreement) and take such other actions as reasonably requested to more effectively transfer and assign to, and vest title in Buyer to the Membership Interest and the Property and to effect and perfect the transactions contemplated in this Agreement.

5.2. **Taxes**.

(a) **Cooperation.** Seller and Buyer shall cooperate (and shall cause their respective Related Parties to cooperate) with each other and with each other's respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any Tax Return, amended Tax Return, report, claim for refund, or any Tax claim or litigation in respect of the Company or its activities, which cooperation shall include, but not be limited to, making available to the other all information, records and documents in their possession relating to the liabilities for Taxes associated with the Company either before or after the date hereof. Seller and Buyer shall also make available to the other, as reasonably requested and available, personnel responsible for preparing, maintaining and interpreting information, records and documents in connection with Taxes as well as related litigation.

(b) **Allocation of Company Income and Loss.** Buyer and Seller shall request that the Company allocate all items of Company income, gain, loss,

deduction, or credit attributable to the Membership Interests for the taxable year of the Closing based on a closing of the Company's books as of the Closing Date.

5.3. Mutual Releases. After the Closing Date, (a) neither the Company, Buyer or any Related Party of Buyer will have any debt, obligation or liability to Seller, (b) Seller on behalf of itself and all of its Related Parties, hereby unconditionally releases and discharges the Company, Buyer and all of Buyer's Related Parties from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from or in connection with Seller's ownership of the Company or resulting from Seller or any of its Related Parties having been a manager, officer or employee of the Company; and (c) Buyer on behalf of itself and all of its Related Parties including Anomar Management, LLC, hereby unconditionally releases and discharges the Seller from any and all claims, debts, obligations and liabilities, whether known or unknown, contingent or non-contingent, at law or in equity, in each case arising from or in connection with Seller's ownership of the Company or resulting from Seller having been a manager, officer or employee of the Company; provided however, that nothing in this Section 5.3 shall terminate or release any obligations of either of the Parties under this Agreement including Section 5.8 or under any other agreement or instrument to be executed in conjunction with this Agreement in order to consummate the transactions contemplated herein.

5.4. Confidentiality. From and after the Closing Date, Seller will, and will cause each of its Related Parties to (a) protect and safeguard the confidentiality of all of the Confidential Information with at least the same degree of care as a reasonably prudent person would exercise to protect its own Confidential Information, (b) not use Confidential Information, or permit it to be accessed or used, for any purpose, and (c) not disclose any Confidential Information to any Person except as required by applicable law or legal process. Seller hereby assumes full responsibility and liability for the compliance of all of Seller's Related Parties with the terms of this Section 5.4. Prior to making any disclosure of any Confidential Information required by applicable law or legal process, Seller shall provide Buyer with (i) if and to the extent legally permitted, prompt written notice of such requirement so that Buyer may seek a protective order or other remedy; and (ii) reasonable assistance in opposing such disclosure or seeking a protective order or other remedy.

5.5. Injunctive Relief. Seller understands, acknowledges, and agrees that (a) the provisions of Sections 5.4 are reasonable and necessary to protect the legitimate business interests of Buyer, (b) any breach by Seller or any of his Related Parties of the covenants contained in Section 5.4 would result in irreparable injury to Buyer, the exact amount of which may be difficult, if not impossible, to ascertain or estimate, and (c) the remedies at law for any such breach would not be reasonable or adequate compensation to Buyer for such breach. Moreover, Seller acknowledges and agrees that the covenants contained in this Section 5.5 are essential elements of this Agreement and that but for these covenants, Buyer would not have agreed to enter into this Agreement and to purchase the Membership Interest. Accordingly, notwithstanding any other provision of this Agreement, if Seller or any of his Related Parties, directly or indirectly, breaches any of the covenants or obligations under Section 5.4 then, in addition to any other remedy that may be available to Buyer at law or in equity, Buyer shall be entitled to injunctive relief against the breaching Party, without posting bond or other security, and without the necessity of proving actual or threatened damage or harm.

5.6. Survival of Claims. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is eighteen (18) months from the Closing Date. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Section 5.4 shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

5.7. Indemnification.

(i) Each of Buyer and Seller hereby agrees to indemnify, hold harmless, and defend the other, and the other's Related Parties from and against any and all Damages arising out of: (a) any breach in any representation or warranty made by the Indemnifying Party in this Agreement provided notice of such breach is timely given in accordance with Section 5.7 above, or (b) any breach or failure of the Indemnifying Party to perform any covenant or obligation of the Indemnifying Party set out in this Agreement. Buyer hereby agrees to indemnify and hold harmless, and defend Seller from and against any and all Damages which arise or result directly from claims regarding the operation of the Company, its products or services subsequent to the Closing Date.

(ii) The maximum aggregate Damages for any and all breaches of any representations or warranties other than breaches constituting Fraud (for which Damages shall be uncapped) shall be limited to an aggregate amount of 100 % of the Purchase Price.

(iii) [3]The Seller hereby agrees to indemnify the Buyer against any claims Bradford Harcourt, the Secretary of Olive Tree Patients Association, may have in the Membership Interest being conveyed and the related Property.

5.8. Conduct of the Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall cooperate with the Buyer to cause the Company to maintain and preserve intact the current organization, business and franchise of the Company and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company.

5.9. Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) Termination by Seller. Notwithstanding anything herein to the contrary, Seller may terminate if the Closing has not occurred by as a result of Buyer's non-performance, default or breach of this Agreement, provided that the breaching party has been provided with at least ten (10) days advance written notice of the alleged breach and an opportunity to cure. If Seller shall has substantially complied with all its obligations and Buyer terminates this Agreement for no fault of Seller, then Seller may retain Buyer's Initial Deposit.

(c) Termination by Buyer. Notwithstanding anything herein to the contrary, Buyer may terminate this Agreement if Closing has not occurred as a result of Seller's non-performance, default or breach of this Agreement, provided that the breaching party has been provided with at least ten (10) days advance written notice of the alleged breach and an opportunity to cure.

[3] TBD

(d) Effect of Termination. In the event of the termination of this Agreement in accordance with this Article 5, there shall be no liability on the part of any party hereto except:

(i) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof; and

(ii) except as provided in Section 5.11(b), the Initial Deposit shall be returned to the Buyer.

6. Miscellaneous Provisions.

6.1. Entire Agreement; Binding Nature; Assignment. This Agreement and the Schedules contain the entire agreement of the Parties with respect to the subject matter hereof and supersede, merge, and replace all prior negotiations, offers, promises, representations, warranties, agreements, and writings with respect to such subject matter, both written and oral, including that certain Letter of Intent dated March 18, 2022 between the Parties. There are no agreements, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable by the Seller without the prior written consent of the Buyer. The Buyer shall have the right, after giving written notice to the Seller, to assign its rights under this Agreement to any entity controlled by the Buyer.

6.2. Interpretation. The section, paragraph and schedule headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. The recitals are true and correct and hereby incorporated by this reference and made a part of this Agreement. Where the context requires, the use of the singular form herein shall include the plural, the use of the plural shall include the singular, and the use of any gender shall include any and all genders.

6.3. Notices. Any notice or other communication hereunder to any Party shall be by nationally recognized overnight courier service, electronic mail or certified mail, postage prepaid and return receipt requested, and shall be deemed to have been given or made (a) when sent by electronic mail, (b) one Business Day after being deposited with

such courier service or (c) three Business Days after being deposited in the mail, in each case addressed to the Party at its address specified below (or in each case at such other addresses for such Party as shall be specified by like notice). Notices may also be given in any other manner permitted by law, effective upon actual receipt.

Buyer:	Prime Harvest, Inc. Attn: E. Duane Alexander 1210 Olive Street Ramona, California 92064 duane@primeharvestinc.com	Counsel:	Guy P. Lander Carter Ledyard & Milburn LLP 2 Wall Street New York, NY 10005 +1 212-238-8619 lander@clm.com
Seller:	Renny Bowden 4732 Dunham Ct San Diego, CA 92130 rennybowden@gmail.com	Counsel:	Nicole S. Blakely Coast Law Group, LLP 1140 S. Coast Highway 101 Encinitas, CA 92024 nicole@coastlaw.com

6.4. **Governing Law; Jurisdiction.** This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles. Each of the Parties irrevocably and unconditionally consents to the exclusive jurisdiction of the courts of the State of California, and the United States District Court for the Southern District of California for any action, suit, or proceeding arising out of or relating to this Agreement, waives any objections to such jurisdiction and venue and agrees not to commence any action, suit or proceeding relating to this Agreement except in such courts. EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN CONNECTION WITH THIS AGREEMENT OR ANY DISPUTE ARISING FROM OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.5. Resolving Differences. In the event any dispute arises in connection with this Agreement, the aggrieved Party will provide the other Party with a statement describing the dispute in reasonable details, and the Parties will use reasonable efforts, including telephone conferences or in-person meetings by representatives authorized to settle the dispute, to resolve the dispute in good faith within thirty (30) Business Days, before commencing any litigation proceedings.

6.6. Amendment; Waiver. This Agreement may not be amended except by an instrument in writing signed by all of the Parties. No waiver of any provision of this Agreement, and no consent to any departure by any Party therefrom, shall be effective unless it is in writing and signed by the Party from whom such waiver is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it is given.

6.7. Severability. If any provision or portion of a provision of this Agreement is found invalid or unenforceable, the validity or enforceability of the remaining provisions or portions hereof shall not be affected.

6.8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and each of which may bear the signature(s) of one or more of the Parties, but all of which together shall constitute one and the same instrument. A copy of this Agreement bearing the facsimile, photostatic, PDF or other copy of the signature of a Party shall be as valid for all purposes as a copy bearing that Party's original signature.

6.9. Fees and Expenses. Seller shall pay the costs of transfer or personal sales taxes. Buyer shall pay for recording fees and other investigations made in connection with the Buyer's due diligence review. The Buyer and the Seller shall each pay for their respective attorneys' fees and out-of-pocket expenses. All escrow fees shall be paid equally by Buyer and Seller except as otherwise provided in this Agreement.

6.10. Representation by Counsel. Each of the Parties hereto has been represented or has had the opportunity to be represented by legal counsel of their own choice.

[signature page follows]

IN WITNESS WHEREOF, the Parties to this Agreement have set their signatures below as of the date first set forth above.

PRIME HARVEST, INC.:

By: ______________________

Name: Eulenthius Duane Alexander

RENNY BOWDEN

____

[Signature]

Schedule A — Definitions

"**Association**" means the Olive Tree Patients Association

"**Business Day**" means any day except Saturday, Sunday or any other day on which commercial banks located in California are authorized or that by Legal Requirement are closed for business.

"**Confidential Information**" means all non-public, confidential or proprietary information of the Company, including the Intellectual Property.

"**Contract**" means any contract, agreement, purchase order, lease, license, note, instrument, performance or other bond, security agreement, mortgage, or other legally binding commitment or obligation, in each case whether written or oral.

"**Damages**" means any losses, costs, damages, liabilities or expenses actually incurred, including, without limitation, reasonable attorneys' fees or other legal expenses or expert fees.

"**Escrow Agent**" means [__________] Escrow Company.

"**Federal Cannabis Laws**" means federal statutes, rules, regulations, orders and other requirements prohibiting the cultivation, processing, possession, sale or distribution of marijuana or products containing marijuana, including Food and Drug Administration regulations under the U.S. Federal Food, Drug, and Cosmetic Act.

"**Fraud**" means any material misrepresentation made with the intention of misleading the Party alleging any breach of a representation or warranty.

"**Governmental Entity**" means any federal, state, municipal, local, or foreign government and any court, self-regulated organization, tribunal, arbitral body, administrative agency, department, board, subdivision, entity, commission or other governmental, quasi-governmental or regulatory authority, reporting agency, whether domestic, foreign or super-national.

"**Indemnifying Party**" means either Buyer or Seller when indemnification is sought from such Party pursuant to Section 5.8, and "Indemnified Party" means Buyer, Seller or any Related Party of Buyer or Seller when such Person is seeking indemnification from an Indemnifying Party pursuant to Section 5.8.

"**Intellectual Property**" means all intellectual property (and all rights and interests associated therewith or required for the exercise thereof), however arising, pursuant to applicable law, whether registered or unregistered, all registrations and applications for, and renewals and

extensions of, such property and rights, and the goodwill connected with and symbolized by any of the foregoing, including any and all: (a) trademarks, service marks, trade names, logos, and similar designations; (b) websites, domain names, and social media accounts; (c) copyrights, designs, and works of authorship, whether or not copyrightable; (d) inventions, trade secrets, business and technical information and know-how, databases, and other confidential and proprietary information; (e) patents (including all reissues, divisionals, provisionals, continuations, and extensions thereof); and (f) software and firmware.

"**Knowledge**" means the Seller's actual knowledge and the knowledge a prudent individual could be expected to discover in the course of conducting a reasonably comprehensive investigation of the pertinent matter.

"**Legal Requirement**" means any law, statute, rule, regulation, ordinance, zoning requirement, governmental restriction, order, judgment, injunction or decree of any Governmental Entity.

"**Lien**" means any mortgage, pledge, lien, encumbrance, claim, charge, security interest, option, warrant, right of first refusal, hypothecation, security agreement or other encumbrance or restriction on the use or transfer of any assets.

"**License**" means the California Bureau of Cannabis Control License No. C10-0000384-LIC owned by the Company.

"**Material Adverse Effect**" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Company, or (b) the ability of Sellers to consummate the transactions contemplated hereby on a timely basis; provided, however, that "Material Adverse Effect" shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.04; (vi) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement..

"**Organizational Documents**" means the Company's certificate of formation or articles of organization and its limited liability company or operating agreement or other documents or instruments performing similar purposes.

"**Parties**" means collectively Buyer and Seller, and "Party" means any one of them.

"**Permit**" means the local County of San Diego Cannabis Facility Operations Permit.

"**Person**" means an individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated association, joint venture or other entity.

"**Property**" means any and all accompanying other rights, title and interests related to the Permit and any interest in the Association.

"**Related Party**" means with respect to a Person, any of its affiliates, or any of its or its affiliate's shareholders, directors, officers, managers, members, partners, trustees, employees, contractors, subcontractors, attorneys, intermediaries, brokers or other agents, or representatives or any heir, personal representative, successor, or assign of any of the foregoing.

"**Securities Act**" means the Securities Act of 1933, as amended.

"**Tax**" or "**Taxes**" means and includes any and all taxes, fees, levies, assessments, duties, tariffs, imposts and other charges of any kind (together with all interest and penalties imposed thereon) validly imposed by any Governmental Entity.

"**Tax Return**" means any Tax return, declaration, report, information return or statement.

EXHIBIT A

MEMBERSHIP INTEREST ASSIGNMENT